Doral Energy Re-Structures Hedge on Price of Crude, Alters Drilling Plans

MIDLAND, TEXAS, January 21/MarketWire/ -- Doral Energy Corp. (OTC Bulletin Board: DENG) (“Doral” or “the Company”), an oil and gas production and exploitation company, today announced that it has taken steps to strengthen near-term cash flow and decrease planned drilling expenditures for Q1 and possibly Q2 of 2009 in light of the current depressed commodity pricing environment.

To strengthen cash flow, Doral re-structured its existing hedge on the price of crude oil to provide more revenue in 2009 and 2010, thus supporting the Company’s near-term cash flow requirements. On the capital expenditure side, Doral disclosed that, by mutual agreement with its lender, Macquarie Bank Limited (“Macquarie”), the Company will temporarily delay employing additional funds for a large scale drilling and development program on its Eddy County, New Mexico properties, until costs associated with drilling new wells decrease accordingly. Historically these costs decreases have lagged drops in crude pricing by several months, which has helped motivate Doral’s decision to delay the drilling and continue focusing on its workover programs to increase production.

Valuable Hedge on the Price of Crude Oil

Doral’s previous hedge was put in place in August 2008 to protect approximately 60% of Doral’s production from the possibility of a drop in the price of crude. For 2009 the volume hedged was 1700 barrels per month via a costless collar, which would effectively deliver to the Company a minimum price of $100 for each of its first 1700 barrels of production per month. The hedge has been an important piece of the Company’s strategy, as the price of crude has fallen roughly 70% from its highs in July 2008.

Doral re-structured the hedge to guarantee more near-term revenue by closing out the old position, and using the value realized and the contango in the crude oil futures market, to enter into a combination of a swap and a costless collar, with greater volume hedged in the near term. The swap, with fixed price of $94, covers the period from January 2009 through June 2010 and effectively guarantees Doral $94 per barrel on an average of its first 2250 barrels of production each month. From July 2010 through December 2011, there is a costless collar in effect on an average of 1850 barrels per month, guaranteeing a minimum of $60 a barrel.

Commenting on the modification, Doral’s Chief Executive Officer, Everett Willard (“Will”) Gray, II, stated, “Our hedge is a critical asset to the Company, allowing our cash flow to better withstand the significant downside that has impacted oil prices over the past several months. While we remain bullish for the industry, as demonstrated by the current contango market, we recognize that our top priority is to ensure that Doral remains strong through the current market turbulence that is adversely impacting so many companies in our industry.”

Mr. Gray continued, “We are fortunate to have entered into the original hedge when we did, thus providing Doral the ability to shift more of its considerable value to the near-term. The roughly 25% greater revenue this represents in 2009 should allow us to better manage our cash position, as we work to continue increasing production from the assets we currently hold, as well as to profit from the challenging market conditions through attractively priced new acquisitions.”

Weak Pricing Environment Prompts More Conservative Capital Expenditure Strategy

Doral’s Eddy County Properties contain 186 producing wells on 62 leases, with strong proved producing reserves, in addition to drilling inventory consisting of approximately 171 infill locations. The Company has prepared a formal plan for development that would start with 21 wells being drilled over 6 months, with approximate capital expenditure of $16 million. The Company anticipates that the cost would be financed through additional advances on Doral’s $50 million credit facility with Macquarie.

However, given the precipitous drop in the price of oil since last summer, Doral’s management determined that pursuing the development program would not be a prudent investment at the present time. As such, the plan has been placed on hold pending beneficial changes in commodity pricing market and new drilling costs.

“We are very enthusiastic about the great undeveloped reserves on our Eddy County Properties,” commented Mr. Gray. “However, we recognize that in the present environment, undertaking the capital expense necessary to implement our full scale infill drilling program is not the best use of Company resources. Our duty is to maximize shareholder value, and we believe that incurring significant additional debt is not advisable at this time. Fortunately, Doral’s proved undeveloped reserves will still be in the ground when drilling costs come back in line with prices.”

As a result of the decision not to pursue a drilling plan, per the Credit Agreement between Doral and Macquarie the maturity date of the Company’s existing loans under the $50 million credit facility is July 30, 2009. This date can be extended at Macquarie’s option. Macquarie has, however, provided availability to Doral under the Credit Agreement to fund a workover program by Doral to maximize production from existing wells on the Eddy County Properties.

Doral CEO Mr. Gray concluded, “We have acknowledged that we are operating in a different environment from even six months ago and have taken the necessary steps to safeguard the Company’s future. Both I and Doral’s Board of Directors feel the Company is favorably positioned to sustain current operations in today’s pricing environment and will continue to produce oil to satisfy our nation’s energy requirements.”

About Doral Energy Corp.

Doral Energy Corp. (OTC: DENG.OB) is an emerging oil and gas company headquartered in Midland, Texas. Doral Energy Corp.’s strategy is to grow a portfolio of under-developed production and exploitation assets with the potential for new drilling – generating near-term increases in existing production through operational improvements, and longer-term development of proved undeveloped reserves. Doral focuses on identifying acquisitions that generate immediate cash flow from production, but which also have strong proved developed non-producing and proved undeveloped reserves that can be tapped for significant growth. The prolific Permian Basin of Texas and New Mexico is a geographic region of particular interest for the Company’s future acquisition activity. Doral’s first producing asset is the Eddy County Properties in the northwestern Permian Basin of New Mexico, which are currently producing 135 barrels of oil equivalent (BOE) per day and have 6.1 million BOE in proved reserves.

Further Information

Shareholders and investors are encouraged to visit Doral Energy’s website at www.DoralEnergy.com for more information.

On behalf of DORAL ENERGY CORP.

Everett Willard (“Will”) Gray, II, Chief Executive Officer

Legal Notice Regarding Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company’s filings with the US Securities and Exchange Commission.